THIS NOTE HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR UPON RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT. THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES. ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE. THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF, MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF, PURSUANT TO THE TERMS OF THIS NOTE.

Healthcare Triangle, Inc.

Senior Secured 15% Original Issue Discount Convertible Promissory Note

Original Issuance Date: December 28, 2023	Principal: $2,000,000
Maturity Date: June 28, 2025	Loan Amount: $1,700,000

FOR VALUE RECEIVED, Healthcare Triangle, Inc., a Delaware corporation (the “Maker” or the “Company”), hereby promises to pay to the order of ___________________________________, a __________________ company, or its registered assigns (the “Holder”) the principal sum of $2,000,000 (the “Principal”) pursuant to the terms of this Senior Secured 15% Original Issue Discount Convertible Promissory Note (this “Note”). In exchange for delivery of this Note on the Original Issuance Date referred to above, the Holder shall lend the Maker $2,000,000 in United States dollars net of an original issuance discount of $300,000.

Unless earlier converted pursuant to the terms of Article 3, the Maturity Date of this Note shall be 18 months from the Original Issuance Date of this Note which is specified above, unless the Holder and Maker, by mutual consent, elect to accelerate the Maturity Date to the extent explicitly permitted by this Note (the “Maturity Date”) or the Maturity Date is otherwise accelerated. The Maturity Date is the date upon which the Principal and other amounts shall be due and payable unless earlier due or prepaid or converted. This Note may not be repaid in whole or in part except as otherwise explicitly set forth herein.

This Note is secured by a security interest as evidenced by and to the extent set forth in that certain Security Agreement by and among the Maker and its Subsidiaries, on the one hand, and the Holder, on the other hand, dated as of the Original Issuance Date. On or before 90 days from the Original Issuance Date, the Company shall terminate the Lien held by the Current Lender, as defined in the Securities Purchase Agreement between the Company and the Holder dated the Original Issuance Date (the “Purchase Agreement”). The A/R Lender’s security interest shall be a first priority security interest solely as reflected under the definition of the Permitted Indebtedness under this Note. The Holder shall have a first priority security interest on the Original Issuance Date as to all assets of the Company and its Subsidiaries except for accounts receivable, contracts and goodwill, and following the replacement of the Current Lender by the A/R Lender, it shall have a first priority security interest on all assets of the Company and its Subsidiaries, except for accounts receivable.

ARTICLE 1

1.1 Purchase Agreement; Subsidiary Guarantee. This Note has been executed and delivered pursuant to, and is issued pursuant to, the Purchase Agreement, by and between the Maker and the Holder, and is subject to, and incorporates, the provisions of the Purchase Agreement. The full amount of this Note and all the cash payment obligations of the Company under the Transaction Documents shall be guaranteed in full by each Subsidiary pursuant to a Guarantee in the form attached as an exhibit to the Purchase Agreement.

1.2 Interest. This Note has been issued with an original issue discount and no interest shall accrue hereunder prior to the occurrence of an Event of Default. From and after the occurrence and during the continuance of any Event of Default, interest shall accrue hereunder at a rate equal to 18% per annum or, if less, the highest amount permitted by law (such interest upon an Event of Default shall be referred to as “Interest” or “Default Interest”), shall compound monthly based upon a 360-day year, and shall be due and payable on the first Trading Day of each month during the continuance of such Event of Default (a “Default Interest Payment Date”). In the event that such Event of Default is subsequently cured and no other Event of Default then exists (including, without limitation, for the Company’s failure to pay such Default Interest on the applicable Default Interest Payment Date), the Default Interest shall cease to accrue hereunder as of the day immediately following the date of such cure; provided that the Interest as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of such cure of such Event of Default.

1.3  Principal Installment Payments. (a) Commencing on the earlier of (i) the day that is 60 days from the Original Issuance Date and (ii) the date on which the Resale Registration Statement registering the Conversion Shares issuable under this Note and the Warrant Shares issuable under the Warrants issued at the First Tranche Closing (the “First Tranche Warrants”) shall have been declared effective by the SEC, the Maker shall pay to the Holder the Principal Amount hereunder in monthly installments, on such date and each one month anniversary thereof (each, a “Payment Date”), a payment equal to 105% of the total Principal Amount multiplied by the quotient determined by dividing one by the number of months remaining until the Maturity Date as of the initial Payment Date (the “Monthly Payments”), until the Principal Amount has been paid in full prior to or on the Maturity Date or, if earlier, upon acceleration, conversion or redemption of this Note in accordance with the terms herein. The Maker and the Holder agree that all payments made under this Note, including without limitation the provisions of Article 1, shall be subject in all cases to the terms of the Purchase Agreement, including, without limitation, Section 2.4 thereof. The Monthly Payments shall be payable in cash; provided, however, that subject to the terms and conditions hereof, as to any Monthly Payment and upon no less than five Trading Days’ prior written irrevocable notice (the “Monthly Payment Notice”), the Company may elect to pay all or part of a Monthly Payment in Conversion Shares in lieu of a cash payment based on a price per share equal to the lesser of (i) the Conversion Price then in effect, and (ii) 95% of the average of the three lowest daily VWAPs during the 20 Trading Days prior to the applicable Payment Date (the “Market Price”) (subject to adjustment for any stock dividend, stock split, stock combination or other similar event affecting the Common Stock during the 20 Trading Day measuring period described in the definition of “Market Price” herein), provided that such price shall not be less than the Floor Price (such price calculated in this sentence as to a Monthly Payment, as applicable, the “Monthly Conversion Price” and such 20 Trading Day period, the “Monthly Conversion Period”); provided, that the Company may not pay the Monthly Payment in Conversion Shares if at any time from the date the Holder receives the duly delivered Monthly Payment Notice through and until the date such Monthly Payment is paid in full, the Equity Conditions have not been satisfied or such Conversion Shares are not registered on an effective Resale Registration Statement, unless waived in writing by the Holder. If a Monthly Conversion Price for a Monthly Payment (without regard to the Floor Price) is less than the Floor Price then in effect (unless such Floor Price is lowered by notice, in writing, from the Company to the Holder, which may be by e-mail), and the Monthly Payment is made in Conversion Shares, the Company shall issue a number of shares equal to the Monthly Payment divided by such Floor Price and pay the economic difference between the Monthly Conversion Price (without regard to the Floor Price) and such Floor Price in cash. For further clarification, the economic difference shall be equal to (A) the number of shares that would have been delivered using the Monthly Payment Price, minus (B) the number of shares delivered using the Floor Price, multiplied by (C) the daily VWAP of the Common Stock on the applicable Payment Date ((A-B)*C). The Holder may convert, pursuant to Section 3, any principal amount of this Note subject to a Monthly Payment at any time prior to the date that the Monthly Payment, plus accrued but unpaid interest, liquidated damages and any other amounts then owing to the Holder are due and paid in full. Unless otherwise indicated by the Holder in the applicable Notice of Conversion, any principal amount of this Note converted during the applicable Monthly Conversion Period until the date the Monthly Payment is paid in full shall be first applied to the Principal Amount subject to the Monthly Payment payable in cash and then to the Monthly Payment payable in Conversion Shares. The Company covenants and agrees that it will honor all Conversion Notices tendered up until the amounts due hereunder are paid in full.

(b) Notwithstanding anything to the contrary contained herein, upon two Trading Days’ notice to the Company (the date of such notice, the “Monthly Payment Adjustment Notice Date”), the Holder may elect at its sole option, to defer or accelerate up to six Monthly Payments or any portion of a Monthly Payment, to any Trading Day succeeding such Monthly Payment Adjustment Notice Date provided such date precedes the next Monthly Payment Date. In the event that the Holder elects to defer or accelerate any such Monthly Payments, to the extent applicable, the procedures set forth in this Section 1.3 shall continue to apply to the Company.

(c) Following the receipt of a Monthly Payment in the form of Conversion Shares, excluding the final Monthly Payment, if during the 20 Trading Day period beginning on the Trading Date following the Payment Date on which such Conversion Shares were delivered (the “Succeeding Measurement Period”), 95% of the Market Price of the average of the three lowest daily VWAPs during such Succeeding Measurement Period (the “Succeeding Market Price”) shall be less than the Monthly Conversion Price during the prior Monthly Conversion Period, then on the Trading Day following such Succeeding Measurement Period, the Company shall transfer to the Holder an additional number of Conversion Shares (the “Make Whole Shares”) equal to the difference between the number of Conversion Shares the Holder received in such prior Monthly Payment and the number of Conversion Shares which the Holder would have received had the Succeeding Market Price applied to such prior Monthly Payment. If a Succeeding Market Price for a Monthly Payment (without regard to the Floor Price) is less than the Floor Price then in effect (unless such Floor Price is lowered by notice, in writing from the Company to the Holder, which may be by e-mail), then with respect to the Make Whole Shares for such Monthly Payment, the Company shall issue a number of shares based upon such Floor Price and pay the economic difference between the Make Whole Shares (without regard to the Floor Price) and shares so issued based upon such Floor Price in cash. For further clarification, the economic difference shall be equal to (A) the number of shares that would have been delivered using the Succeeding Market Price, minus (B) the number of shares delivered using the Floor Price, multiplied by (C) the daily VWAP of the Common Stock on the applicable Payment Date ((A-B)*C).

(d) For the avoidance of doubt, to the extent that the Succeeding Market Price is in excess of the Monthly Conversion Price during the applicable prior Monthly Conversion Period, the Holder shall not be required to refund any Conversion Shares nor shall the Company receive a credit in respect of such excess in connection with any following Monthly Payment. With respect to the final Monthly Payment, if the Company intends to pay such Monthly Payment in the form of Conversion Shares, prior to the applicable Monthly Conversion Period (but not more than two Trading Days prior to the commencement of the Monthly Conversion Period), the Company shall deliver to the Holder a number of Conversion Shares to be applied against such Monthly Payment equal to the quotient of (x) the applicable Monthly Payment divided by (y) the lesser of (A) the Conversion Price then in effect and (B) 95% of the Market Price during the 20 Trading Day period preceding the delivery of such Conversion Shares (the “Final Monthly Payment Provisional Conversion Price”). If the Monthly Conversion Price with respect to the final Payment Date is less than the Final Monthly Payment Provisional Conversion Price, then on the final Payment Date, the Company shall transfer to the Holder an additional number of Conversion Shares equal to the amount of the final Monthly Payment divided by the difference between the Final Monthly Payment Provisional Conversion Price and the Monthly Conversion Price with respect to the final Payment Date.

1.4  Prepayment. This Note may not be prepaid without the consent of the Holder, which consent may be withheld for any reason or no reason, or as otherwise provided.

1.5  Prepayment Upon Subsequent Financing. If following the Original Issuance Date while this Note is outstanding the Maker directly or indirectly receives proceeds from and closes any kind of financing including through the issuance of any equity securities or Indebtedness, the Maker shall give written notice to the Holder within one Trading Day, and the Holder within 10 Trading Days after receipt of such written notice may request a prepayment of the Principal Amount and any accrued and unpaid interest thereon (if any) in an amount up to 25% of the gross proceeds received by the Maker.

1.6  Payment on Non-Trading Days. Whenever any payment to be made on this Note shall be due on a day which is not a Trading Day, such payment may be made on the next succeeding Trading Day.

1.7  Replacement. Upon receipt of a duly executed Affidavit of Loss and Indemnity Agreement in customary form from the Holder with respect to the loss, theft or destruction of this Note (or any replacement hereof), or, in the case of a mutilation of this Note, upon surrender and cancellation of such Note, the Maker shall issue a new Note, of like tenor and amount, in lieu of such lost, stolen, destroyed or mutilated Note. The Holder shall not be required to post a bond or other security.

1.8  Status of Note. The obligations of the Maker under this Note shall, subject to the Lien of the Current Lender with respect to the Company and its Subsidiaries’ accounts receivable, contracts and goodwill until such Lien is terminated in accordance with the Security Agreement and Intercreditor Agreement, rank senior to all other existing Indebtedness and equity of the Company. Upon any Liquidation Event (as hereinafter defined), but subject in all cases to the Purchase Agreement, the Holder will be entitled to receive, before any distribution or payment is made upon, or set apart with respect to, any Indebtedness of the Maker or any class of capital stock of the Maker, an amount equal to the outstanding Principal, Interest and any other sums due. For purposes of this Note, “Liquidation Event” means a merger or consolidation of the Company with another entity in which the Company is not the surviving entity (except where the sole purpose is to change the domicile of the Company), the sale of all or substantially all of the assets of the Company in one or more related transactions, a liquidation pursuant to a filing of a petition for bankruptcy under applicable law or any other insolvency or debtor’s relief, an assignment for the benefit of creditors, or a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Maker.

ARTICLE 2

2.1  Events of Default. An “Event of Default” under this Note shall mean the following (unless the Event of Default is waived in writing by the Holder):

(a)  Any default in the payment of the Principal, Interest or other sums due under this Note or any Additional Note issued to the Holder when due (whether on the Maturity Date or by acceleration or otherwise);

(b)  Except as otherwise permitted in this Note, the Maker shall fail to observe or perform any other covenant, condition or agreement contained in this Note or any Transaction Document, including, for the avoidance of doubt, (i) the Maker issues any Indebtedness or a Person imposes a Lien upon any of the assets of the Maker or any Subsidiary, except for Permitted Indebtedness or Permitted Liens, respectively, (ii) any failure to timely file, obtain and maintain the effectiveness of the Resale Registration Statement(s) within the timeframes prescribed pursuant to the Registration Rights Agreement, or (iii) any other breach of its covenants and obligations under the Purchase Agreement and other Transaction Documents entered into by and between the Maker and the Holder dated the Original Issuance Date;

(c)  the Maker or any of its Subsidiaries shall (A) default in any payment of any amount or amounts of principal of or interest (if any) on $100,000 or more of any Indebtedness other than this Note or (B) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity;

(d)  the Maker’s notice to the Holder, including by way of public announcement at any time of its inability to comply (including for any of the reasons described in Section 3.5(a) hereof) or its intention not to comply with proper requests for conversion of this Note into Common Stock;

(e)  Shareholder Approval, as defined in the Purchase Agreement, is not received by the earlier of (i) 30 days from the Original Issuance Date or (ii) the Company fails to use its best efforts to promptly (1) file with the SEC the applicable Schedule 14A or 14C, (2) respond to comments from the SEC Staff with respect to the applicable Schedule 14A or 14C, and (3) mail any Schedule 14C to its shareholders within five Trading Days after (A) 10 calendar days have elapsed and the SEC Staff has not indicated it will have comments or (B) it has complied with SEC Staff comments and the Staff has notified the Company it has no further comments, or (iii) prior to clauses (i) or (ii) occurring the Required Consent is revoked or modified without the prior written consent of the Holder.

(f)  at any time after the Initial Resale Registration Statement is effective and subject to compliance with applicable law or if the Holder has sold shares of Common Stock pursuant to Rule 144, when available, but only to the extent of the number of shares sold, the failure of the Maker to instruct its Transfer Agent (as hereinafter defined) to remove any legends from the Common Stock and issue such unlegended certificates to the Holder within the Standard Settlement Period. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s Trading Market with respect to the Common Stock as in effect on the date of delivery of a Conversion Notice so long as the Holder has provided reasonable assurances to the Maker that such Common Stock will be sold pursuant to Rule 144, once it is available, or any other applicable exemption from registration under the Securities Act or if there is an effective Resale Registration Statement that may be used. For avoidance of doubt, as of the Original Issuance Date the Standard Settlement Period is two Trading Days;

(g)  the Maker shall fail to timely deliver the Common Stock as and when required in Section 3.2;

(h)  other than as provided in Section 3.5(c), the Maker shall fail to have the Required Minimum of Common Stock authorized, reserved and available for issuance to satisfy the potential conversion in full (disregarding for this purpose any and all limitations of any kind including beneficial ownership limitations on such conversion) of this Note or upon the exercise of the Warrants;

(i)  any representation or warranty made by the Maker or any of its Subsidiaries in the Purchase Agreement, this Note, the Warrant or any other Transaction Document shall prove to have been false or misleading or breached in a material respect on the date as of which made;

(j)  the Maker or any of its Subsidiaries shall: (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or assets; (ii) make a general assignment for the benefit of its creditors; (iii) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic); (iv) file a petition seeking to take advantage of any bankruptcy, insolvency, moratorium, reorganization or other similar law affecting the enforcement of creditors’ rights generally; (v) acquiesce in writing to any petition filed against it in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic); (vi) issue a notice of bankruptcy or winding down of its operations or issue a press release regarding same; or (vii) take any action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing;

(k)  a proceeding or case shall be commenced in respect of the Maker or any of its Subsidiaries, without its application or consent, in any court of competent jurisdiction, seeking: (i) the liquidation, reorganization, moratorium, dissolution, winding up, or composition or readjustment of its debts; (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets in connection with the liquidation or dissolution of the Maker or any of its Subsidiaries; or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case described in clause (i), (ii) or (iii) shall continue undismissed, or unstayed and in effect, for a period of 45 days or any order for relief shall be entered in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic) against the Maker or any of its Subsidiaries or action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing shall be taken with respect to the Maker or any of its Subsidiaries and shall continue undismissed, or unstayed and in effect for a period of 45 days;

(l)  one or more final judgments or orders for the payment of money aggregating in excess of $100,000 (or its equivalent in the relevant currency of payment) are rendered against one or more of the Company and/or any of its Subsidiaries, that is not dismissed or stayed within 10 days;

(m)  the Company fails to comply with the reporting requirements of the Exchange Act (including but not limited to becoming delinquent in the filing of any report required to be filed under the Exchange Act including any extension permitted by Rule 12b-25 under the Exchange Act) or ceases to be subject to the reporting requirements of the Exchange Act. For avoidance of doubt, a failure to timely file any Exchange Act report shall be deemed to be an Event of Default;

(n)  the Company files a Form 8-K or other Report with the SEC disclosing that it intends to restate any financial statements it previously filed with the SEC or it restates any financial statements it previously filed with the SEC (a “Restatement Default”);

(o)  the Maker’s Common Stock ceases to be listed on the Trading Market, a delisting of the Common Stock by the Trading Market is otherwise threatened or reasonably likely to occur as evidenced by a writing issued by the Trading Market, or the Maker fails to list the Underlying Shares on the Trading Market (a “Delisting Default”);

(p)  after the six-month anniversary of the Original Issuance Date, any Common Stock including Underlying Shares may not be immediately resold under Rule 144 without restriction on the number of shares to be sold or manner of sale, unless (i) the Holder is then deemed to be an “affiliate” as such term is defined under the Securities Act; (ii) such restriction or prohibition is as a result of any actions or inactions on the part of the Holder and not in any way on the part of the Company, or (iii) such Common Stock has been registered for resale under the Securities Act and may be sold without restriction;

(q)  the Maker consummates a “going private” transaction and as a result its Common Stock is no longer registered under Sections 12(b) of the Exchange Act;

(r)  there shall be any SEC stop order with respect to any Resale Registration Statement, a trading suspension by the SEC or the Trading Market of the Common Stock, or any restriction in place with the Transfer Agent for the Common Stock restricting the trading of such Common Stock;

(s)  the electronic transfer by the Company of shares of Common Stock through the Depository Trust Company or another established clearing corporation is no longer available or is subject to a “chill”;

(t)  the Company replaces its Transfer Agent, and the Company fails to instruct the new Transfer Agent to provide prior to the effective date of such replacement, a fully executed irrevocable transfer agent instructions (including but not limited to the provision to irrevocably reserve the Required Minimum) signed by the successor Transfer Agent and the Company;

(u)  the Company or a Subsidiary enters into a Variable Rate Transaction at any time from the Original Issuance Date while any Note is outstanding;

(v)  any provision of any Transaction Document and/or Security Documents (as defined in the Purchase Agreement) shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against the Company or any of its Subsidiaries, or the validity or enforceability thereof shall be contested by any party thereto and it is finally determined by a court of competent jurisdiction that any such Transaction Document is not valid or enforceable against the Company or any of its Subsidiaries, or a proceeding shall be commenced by the Company or any Subsidiary or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof against the Company or any of its Subsidiaries, or the Company or any Subsidiary shall deny in writing that it has any liability or obligation purported to be created under any Transaction Document and/or any Security Document;

(w)  except for the Current Lender or the A/R Lender as provided under the definition of Permitted Indebtedness in this Note, any Security Document shall for any reason fail or cease to create a separate valid and perfected, first priority Lien (as defined in the Purchase Agreement) on the Collateral (as defined in the Security Documents) in favor of the Holder or any material provision of any Security Document shall at any time for any reason cease to be valid and binding on or enforceable against the Company or the validity or enforceability thereof shall be contested by any party thereto and it is finally determined by a court of competent jurisdiction that any such Security Document is not valid or enforceable against the Company, or a proceeding shall be commenced by the Company or any Governmental Authority having jurisdiction over the Company, seeking to establish the invalidity or unenforceability thereof against the Company;

(x)  any material damage to, or loss, theft or destruction of, any collateral, whether or not insured, while the security interest(s) provided under the Security Documents remain in effect, or any strike, lockout, labor dispute, embargo, condemnation, act of god or public enemy, or other casualty which causes, for more than 15 consecutive days, the cessation or substantial curtailment of the Company’s current operations or revenue producing activities at any facility of the Company or any Subsidiary, if any such event or circumstance could reasonably expected to have a Material Adverse Effect (as defined in the Purchase Agreement);

(y)  the Company organizes a new Subsidiary and the Company fails to pledge the equity interests of such Subsidiary within 15 Trading Days of such organization or fails to cause the new Subsidiary to guarantee the Note pursuant to a Subsidiary Guarantee and become a party to the Security Agreement (including the delivery of the pledged securities) within such period; and

(z)  the Maker shall fail to comply with the covenant set forth in Section 4.1(a) to terminate the Lien held by the Current Lender and to enter into a new factoring facility with an A/R Lender and on terms and conditions acceptable to Holder within 90 days of the Original Issuance Date.

2.2  Remedies Upon an Event of Default.

(a)  Upon the occurrence of any Event of Default that has not been remedied or waived within three Trading Days, provided, however, that there shall be no cure period for an Event of Default described in Section 2.1(j) or 2.1(k) and none for Section 2.1(l) beyond the 10 days contained therein, the Maker shall be obligated to pay to the Holder the Mandatory Default Amount, which Mandatory Default Amount shall be immediately due and payable to the Holder. In the event this Note shall be converted under an Event of Default, the Holder shall have the option to convert the Mandatory Default Amount at the Alternative Conversion Price. For this purpose, the Holder shall have the option to have the Alternative Conversion Price determined as of the date the Conversion Notice was given to the Maker.

(b)  Upon the occurrence of any Event of Default, the Maker shall, as promptly as possible but in any event within three Trading Days after the occurrence of such Event of Default, notify the Holder of the occurrence of such Event of Default, describing the event or factual situation giving rise to the Event of Default and specifying the relevant subsection or subsections of Section 2.1 hereof under which such Event of Default has occurred.

(c)  Subject to Section 2.2(a), upon the occurrence of any Event of Default, the Holder may at any time at its option declare, by written notice to the Maker, the Mandatory Default Amount due and payable, and thereupon, the same shall be accelerated and so due and payable within two Trading Days of receipt of such notice. Upon the failure of the Maker to cure an Event of Default within the time permitted by this Note, or if the Event of Default is not capable of being cured, the remedies provided in this Note including the use of the Alternative Conversion Price shall continue and not be affected by any cure.

(d)  The provisions of Section 3.2(b) shall also apply upon any Events of Default relating to Conversion Shares in addition to the remedies under this Section 2.2.

(e)  Any Event of Default hereunder may be waived upon the mutual agreement of the Company and the Holder.

ARTICLE 3

3.1  Conversion.

(a)  Conversion. At any time after the Original Issuance Date, this Note shall be convertible (in whole or in part) at the option of the Holder into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (x) that portion of the outstanding Principal and any accrued and unpaid Interest thereon that the Holder elects to convert (the “Conversion Amount”) by (y) the Applicable Conversion Price then in effect on the date on which the Holder delivers to the Maker a notice of conversion in substantially the form attached hereto as Exhibit A (the “Conversion Notice”) in accordance with Section 5.1. The Holder shall deliver this Note to the Maker at the address designated in the Purchase Agreement at such time that this Note is fully converted. With respect to partial conversions of this Note, the Maker shall keep written records of the amount of this Note converted as of the date of such conversion (each, a “Conversion Date”).

(b)  Conversion Price. The Conversion Price means $3.4548 (the “Fixed Conversion Price”) as such Fixed Conversion Price may be adjusted as provided herein; provided, however, that if any Conversion Price under the foregoing definition results in a fractional amount, the fractional amount shall be rounded down to the nearest whole cent. For avoidance of doubt, all references in this Note to the Fixed Conversion Price or any other Conversion Price including the Alternative Conversion Price shall be construed to include adjustments as provided in this Note. Notwithstanding the foregoing, at any time when an Event of Default has occurred and is continuing without cure or the Company shall have failed to meet the Equity Conditions and while such failure is continuing, the Holder may convert this Note at the Alternative Conversion Price.

(c)  If the Company receives a Conversion Notice at a time at which the Conversion Price (or, as applicable, the Alternative Conversion Price or Monthly Conversion Price) then in effect (as applicable, the “Applicable Conversion Price”) (without regard to the Floor Price) is less than the Floor Price then in effect (unless such Floor Price is lowered with the written consent of the Company and the Holder, which may be by e-mail), the Company shall issue a number of shares equal to the Conversion Amount divided by such Floor Price and pay the economic difference between the Applicable Conversion Price (without regard to the Floor Price) and such Floor Price in cash. For further clarification, the economic difference shall be equal to (A) the number of shares that would have been delivered using the Applicable Conversion Price, minus (B) the number of shares delivered using the Floor Price, multiplied by (C) the daily VWAP of the Common Stock on the Conversion Date ((A-B)*C).

(d)  Voluntary Adjustment of Fixed Conversion Price. Subject to the rules and regulations of the Trading Market, the Company may at any time during the term of this Note, with the prior written consent of the Holder, reduce the then current Fixed Conversion Price of the Note to any amount and for any period of time deemed appropriate by the Board of Directors of the Company.

3.2  Delivery of Conversion Shares.

(a)  As soon as practicable after any conversion or payment of any amount due hereunder in the form of shares of Common Stock in accordance with this Note, and in any event within the Standard Settlement Period thereafter (such date, the “Share Delivery Date”), the Maker shall, at its expense, cause to be issued in the name of and delivered to the Holder, or as the Holder may direct, a certificate or certificates evidencing the number of shares of fully paid and non-assessable Common Stock to which the Holder shall be entitled on such conversion or payment (the “Conversion Shares”), in the applicable denominations based on the applicable conversion or payment, which certificate or certificates shall be free of restrictive and trading legends (except for any such legends as may be required under the Securities Act). In lieu of delivering physical certificates for the Common Stock issuable upon any conversion of this Note, provided the Company’s transfer agent (the “Transfer Agent”) is participating in the Depository Trust Company (“DTC”) DTC Fast Automated Securities Transfer Program (“FAST”) or a similar program, upon request of the Holder, the Company shall cause the Transfer Agent to electronically transmit such Conversion Shares issuable upon conversion of this Note to the Holder (or its designee), by crediting the account of the Holder’s (or such designee’s) broker with DTC through its Deposit Withdrawal At Custodian system (provided that the same time periods herein as for stock certificates shall apply) as instructed by the Holder (or its designee).

(b)  Obligation Absolute. The Company’s obligations to issue and deliver the Conversion Shares upon conversion of this Note in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Company of any such action the Company may have against the Holder. In the event the Holder of this Note shall elect to convert any or all of the outstanding Principal and any accrued and unpaid Interest thereon (if any) hereof, the Company may not refuse conversion based on any claim that the Holder or anyone associated or affiliated with the Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and or enjoining conversion of all or part of this Note shall have been sought and obtained, and the Company posts a surety bond for the benefit of the Holder in the amount of 120% of the outstanding Principal and any accrued and unpaid Interest thereon (if any) of this Note, which is subject to the injunction, which bond shall remain in effect until the completion of litigation of the underlying dispute and the proceeds of which shall be payable to the Holder to the extent it obtains any judgment. In the absence of such injunction, the Company shall issue the Conversion Shares or, if applicable, cash, upon delivery of a Conversion Notice.

(c)  The Company’s Failure to Timely Convert. If the Company shall fail for any reason or for no reason, on or prior to the applicable Share Delivery Date, if the Transfer Agent is not participating in FAST, to issue and deliver to the Holder (or its designee) a certificate for the number of Conversion Shares to which the Holder is entitled and register such Conversion Shares on the Company’s share register or, if the Transfer Agent is participating in FAST, to credit the balance account of the Holder or the Holder’s designee with DTC for such number of Conversion Shares to which the Holder is entitled upon the Holder’s conversion of this Note (as the case may be) (a “Conversion Failure”), then, in addition to all other remedies available to the Holder, the Holder may by notice to the Company (in lieu of receiving such Conversion Shares subject to such Conversion Failure), require the Company to prepay, in cash, the Conversion Amount in such Conversion Failure at a prepayment price equal to the Mandatory Default Amount with respect to such Conversion Amount arising from such Conversion Failure. In addition to the foregoing, if on or prior to the Share Delivery Date, if the Transfer Agent is not participating in FAST, the Company shall fail to issue and deliver to the Holder (or its designee) a certificate and register such shares of Common Stock on the Company’s share register or, if the Transfer Agent is participating in FAST, the Transfer Agent shall fail to credit the balance account of the Holder or the Holder’s designee with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s conversion hereunder or pursuant to the Company’s obligation pursuant to clause (II) below, and if on or after such Share Delivery Date the Holder acquires (in an open market transaction, stock loan or otherwise) shares of Common Stock corresponding to all or any portion of the number of shares of Common Stock issuable upon such conversion that the Holder is entitled to receive from the Company and has not received from the Company in connection with such Conversion Failure or Notice Failure, as applicable (a “Buy-In”), then, in addition to all other remedies available to the Holder, the Company shall, within two Trading Days after receipt of the Holder’s request and in the Holder’s discretion, either: (I) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and/or markups, stock loan costs and other out-of-pocket expenses, if any) for the shares of Common Stock so acquired (including, without limitation, by any other Person in respect, or on behalf, of the Holder) (the “Buy-In Price”), at which point the Company’s obligation to so issue and deliver such certificate (and to issue such shares of Common Stock) or credit the balance account of such Holder or such Holder’s designee, as applicable, with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s conversion hereunder (as the case may be) (and to issue such shares of Common Stock) shall terminate, or (II) promptly honor its obligation to so issue and deliver to the Holder a certificate or certificates representing such shares of Common Stock or credit the balance account of such Holder or such Holder’s designee, as applicable, with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s conversion hereunder (as the case may be) and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (x) such number of shares of Common Stock multiplied by (y) the lowest closing sale price of the Common Stock on any Trading Day during the period commencing on the date of the applicable Conversion Notice and ending on the date of such issuance and payment under this clause (II) (the “Buy-In Payment Amount”). Nothing shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock (or to electronically deliver such shares of Common Stock) upon the conversion of this Note as required pursuant to the terms hereof.

(d)  Conversion Priority. In the event that the Company receives a Conversion Notice from the Holder and any holders of Options or other Convertible Securities for the same Conversion Date and the Company can effect the conversion and exercise of some, but not all, of such portions of the Note, Options or other Convertible Securities submitted for conversion and exercise, the Company, subject to this Section 3.2(d), shall (i) first effect the conversion of the entire Conversion Amount submitted for conversion on such date by the Holder, and (ii) shall thereafter effect the exercise and conversion from each holder of Options or other Convertible Securities electing to have Options or other Convertible Securities exercised or converted on such date (other than the Note).

(e)  Beneficial Ownership Limitation. The Company shall not effect the conversion of any portion of this Note, and the Holder shall not have the right to convert any portion of this Note pursuant to the terms and conditions of this Note and any such conversion shall be null and void and treated as if never made, to the extent that after giving effect to such conversion, the Holder together with the other Attribution Parties collectively would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such conversion.  For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by the Holder and the other Attribution Parties shall include the number of shares of Common Stock held by the Holder and all other Attribution Parties plus the number of shares of Common Stock issuable upon conversion of this Note with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (A) conversion of the remaining, non-converted portion of this Note beneficially owned by the Holder or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or non-converted portion of any other securities of the Company (including, without limitation, any convertible notes or convertible preferred stock or warrants, including, without limitation, the Warrants) beneficially owned by the Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 3.2(e).  For purposes of this Section 3.2(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of determining the number of outstanding shares of Common Stock the Holder may acquire upon the conversion of this Note without exceeding the Maximum Percentage, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the SEC, as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice by the Company or the Transfer Agent, if any, setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”). If the Company receives a Conversion Notice from the Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Company shall notify the Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Conversion Notice would otherwise cause the Holder’s beneficial ownership, as determined pursuant to this Section 3.2(e), to exceed the Maximum Percentage, the Holder must notify the Company of a reduced number of shares of Common Stock to be issued pursuant to such Conversion Notice. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one Trading Day confirm orally and in writing or by electronic mail to the Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported.  In the event that the issuance of shares of Common Stock to the Holder upon conversion of this Note results in the Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the Exchange Act), the number of shares so issued by which the Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Holder shall not have the power to vote or to transfer the Excess Shares. Furthermore, the Company shall indemnify the Holder in accordance with the Purchase Agreement, if the Holder suffers any damages or claims as a result of Excess Shares being issued. Upon delivery of a written notice to the Company, the Holder may from time to time increase (with such increase not effective until the 61st day after delivery of such notice) or decrease the Maximum Percentage to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the 61st day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to the Holder and the other Attribution Parties.  For purposes of clarity, the shares of Common Stock issuable pursuant to the terms of this Note in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act.  No prior inability to convert this Note pursuant to this Section 3.2(e) shall have any effect on the applicability of the provisions of this Section 3.2(e) with respect to any subsequent determination of convertibility. The provisions of this Section 3.2(e) shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3. 2(e) to the extent necessary to correct any provision which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 3.2(e) or to make changes or supplements necessary or desirable to properly give effect to such limitation.  The limitation contained in this Section 3.2(e) may not be waived and shall apply to a successor holder of this Note.

3.3  Adjustment of Fixed Conversion Price.

(a)  Until this Note has been paid in full or converted in full, the Fixed Conversion Price shall be subject to adjustment from time-to-time, and the Floor Price shall be subject to adjustment solely as to Section 3.3(a) (but in either case shall not be increased, other than pursuant to a combination or reverse stock split) as follows:

(i)  Adjustments for Stock Splits and Combinations. If the Maker shall at any time or from time-to-time after the Original Issuance Date effect a forward stock split of the outstanding Common Stock or pays a dividend in Common Stock to holders of its Common Stock, the applicable Fixed Conversion Price in effect immediately prior to such event shall be proportionately decreased. If the Maker shall at any time or from time-to-time after the Original Issuance Date, effect a combination or reverse stock split of the outstanding Common Stock, the applicable Fixed Conversion Price in effect immediately prior to such event shall be proportionately increased. Any adjustments under this Section 3.3(a)(i) shall be effective at the close of business on the date the applicable event occurs. If at any time and from time-to-time on or after the Original Issuance Date the Maker effects a combination or reverse stock split, and the Event Market Price (as defined below) is less than the Fixed Conversion Price then in effect (after giving effect to the adjustment in this Section 3.3(a)(i) above), then on the fifth Trading Day immediately following such event, the Fixed Conversion Price then in effect on such fifth Trading Day (after giving effect to the adjustment in Section 3.3(a)(i) above) shall be reduced (but in no event increased) to the Event Market Price. For the avoidance of doubt, if the adjustment in the immediately preceding sentence would otherwise result in an increase in the Fixed Conversion Price hereunder, no adjustment shall be made. “Event Market Price” means, with respect to any of the events described above, the quotient determined by dividing (x) the sum of the VWAP of the shares of Common Stock for each of the five Trading Days following such event, divided by (y) two. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar event during such period.

(ii)  Adjustments for Certain Dividends and Distributions. If the Maker shall at any time or from time-to-time after the Closing Date (but whether before or after the Original Issuance Date) make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in Common Stock, then, and in each event, the applicable Fixed Conversion Price in effect immediately prior to such event shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying the applicable Fixed Conversion Price then in effect by a fraction:

(1)  the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(2)  the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

(iii)  Adjustment for Other Dividends and Distributions. If the Maker shall at any time or from time-to-time after the Closing Date (but whether before or after the Original Issuance Date) make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in other Common Stock, then, and in each event, an appropriate revision to the applicable Fixed Conversion Price shall be made and provision shall be made (by adjustments of the Fixed Conversion Price or otherwise) so that the Holder of this Note shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Maker or other issuer (as applicable) or other property that it would have received had this Note been converted into Common Stock in full (without regard to any conversion limitations herein) on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities (together with any distributions payable thereon during such period) or assets, giving application to all adjustments called for during such period under this Section 3.3(a)(iii) with respect to the rights of the holders of this Note; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Fixed Conversion Price shall be adjusted pursuant to this Section 3.3(a)(iii) as of the time of actual payment of such dividends or distributions.

(iv)  Adjustments for Reclassification, Exchange or Substitution. If the Common Stock at any time or from time-to-time after the Closing Date (but whether before or after the Original Issuance Date) shall be changed to the same or different number of shares or other securities of any class or classes of stock or other property, whether by reclassification, exchange, substitution or otherwise (other than by way of a forward stock split, stock dividend, or combination of shares or reverse stock split provided for in Sections 3.3(a)(i), (ii) and (iii) hereof), then, and in each event, an appropriate revision to the Fixed Conversion Price shall be made and provisions shall be made (by adjustments of the Fixed Conversion Price or otherwise) so that the Holder shall have the right thereafter to convert this Note into the kind and amount of shares of stock or other securities or other property receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such Note might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

(v)  Rights Upon Issuance of Other Securities.

(1)  Adjustment of Fixed Conversion Price upon Issuance of Common Stock. If and whenever on or after the Original Issuance Date the Company issues or sells, or in accordance with this Section 3.3(a)(v) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding any Exempt Issuance (other than clause (c) of the definition of Exempt Issuance in the Purchase Agreement which shall not be deemed to be an Exempt Issuance for purposes of this Section 3.3(a)(v) issued or sold or deemed to have been issued or sold) for a consideration per share (the “Dilutive Issuance Price”) less than a price equal to the Fixed Conversion Price in effect immediately prior to such issuance or sale or deemed issuance or sale (such Fixed Conversion Price then in effect is referred to herein as the “Applicable Price”) (the foregoing a “Dilutive Issuance”), then, immediately after such Dilutive Issuance, the Fixed Conversion Price then in effect shall be reduced to an amount equal to the Dilutive Issuance Price. For the avoidance of doubt, any amendment to an outstanding Option or Convertible Security, or issuance of any new Option or Convertible Security to reduce the exercise or conversion price thereof or at an exercise or conversion price lower than the Applicable Price, other than an Exempt Issuance, shall be deemed to be an issuance and subject to the adjustment provisions set forth this Section 3.3(a)(v).

(2)  Issuance of Options. If the Company in any manner grants or sells any options or rights to acquire Common Stock or Convertible Securities (“Options”) (other than pursuant to any Exempt Issuance) and the lowest price per share for which one share of Common Stock is at any time issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option or otherwise pursuant to the terms thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share, excluding any transactions involving an Exempt Issuance. For purposes of this Section 3.3(a)(v) the “lowest price per share for which one share of Common Stock is at any time issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option or otherwise pursuant to the terms thereof” shall be equal to (a) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the granting or sale of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option or otherwise pursuant to the terms thereof and (y) the lowest exercise price set forth in such Option for which one share of Common Stock is issuable (or may become issuable assuming all possible market conditions) upon the exercise of any such Options or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option or otherwise pursuant to the terms thereof, minus (b) the sum of all amounts paid or payable to the holder of such Option (or any other Person) upon the granting or sale of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option or otherwise pursuant to the terms thereof plus the value of any other consideration received or receivable by, or benefit conferred on, the holder of such Option (or any other Person). Except as contemplated below, no further adjustment of the Fixed Conversion Price shall be made upon the actual issuance of such share of Common Stock or of such Convertible Securities upon the exercise of such Options or otherwise pursuant to the terms thereof or upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities.

(3)  Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is at any time issuable upon the conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 3.3(a)(v), the “lowest price per share for which one share of Common Stock is at any time issuable upon the conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof” shall be equal to (a) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to one share of Common Stock upon the issuance or sale of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security or otherwise pursuant to the terms thereof and (y) the lowest conversion price set forth in such Convertible Security for which one share of Common Stock is issuable (or may become issuable assuming all possible market conditions) upon conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof, minus (b) the sum of all amounts paid or payable to the holder of such Convertible Security (or any other Person) upon the issuance or sale of such Convertible Security plus the value of any other consideration received or receivable by, or benefit conferred on, the holder of such Convertible Security (or any other Person). Except as contemplated below, no further adjustment of the Fixed Conversion Price shall be made upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities or otherwise pursuant to the terms thereof, and if any such issuance or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Fixed Conversion Price has been or is to be made pursuant to other provisions of this Section 3.3(a)(v), except as contemplated below, no further adjustment of the Fixed Conversion Price shall be made by reason of such issuance or sale.

(4)  Change in Option Price or Rate of Conversion. If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for shares of Common Stock decreases at any time (other than proportional changes in connection with an event referred to Section 3.3(a)(i) above), the Fixed Conversion Price in effect at the time of such decrease shall be adjusted to the Fixed Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such decreased purchase price, additional consideration or decreased conversion rate (as the case may be) at the time initially granted, issued or sold. For purposes of this Section 3.3(a)(v), if the terms of any Option or Convertible Security that was outstanding as of the Original Issuance Date are decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such decrease. No adjustment pursuant to this Section 3.3(a)(v) shall be made if such adjustment would result in an increase of the Fixed Conversion Price then in effect.

(5)  Issuances of Units. If any Option and/or Convertible Security and/or Adjustment Right is issued in connection with the issuance or sale or deemed issuance or sale of any other securities of the Company (as determined by the Holder, the “Primary Security”, and such Option and/or Convertible Security and/or Adjustment Right, the “Secondary Securities”), together comprising one integrated transaction (or one or more transactions if such issuances or sales or deemed issuances or sales of securities of the Company either (A) have at least one investor or purchaser in common, (B) are consummated in reasonable proximity to each other and/or (C) are consummated under the same plan of financing), the “lowest price per share for which one share of Common Stock is at any time issuable upon the conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof” with respect to such Primary Security shall be deemed to be equal to (a) the lowest price per share for which one share of Common Stock was issued (or was deemed to be issued pursuant to this Section 3.3(a)(v), as applicable) in such integrated transaction solely with respect to such Primary Security, minus (b) with respect to such Secondary Securities, the sum of (x) the VWAP of the number of shares of Common Stock underlying each such Option, if any, calculated as of the Trading Day prior to such issuance, (y) the fair market value (as mutually determined by the Holder and the Company), of such Adjustment Right, if any, and (z) the fair market value (as mutually determined by the Holder and the Company) of such Convertible Security, if any, in each case, as determined on a per share basis in accordance with this Section 3.3(a)(v). If any shares of Common Stock, Options (other than Exempt Issuances) or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor (for the purpose of determining the consideration paid for such Common Stock, Option or Convertible Security) will be deemed to be the net amount of consideration received by the Company therefor. If any shares of Common Stock, Options (other than Exempt Issuances) or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company (for the purpose of determining the consideration paid for such Common Stock, Option or Convertible Security) will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company for such securities will be the arithmetic average of the VWAPs of such security for each of the five Trading Days immediately preceding the date of receipt. If any shares of Common Stock, Options (other than Exempt Issuances) or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor (for the purpose of determining the consideration paid for such Common Stock, Option or Convertible Security) will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities (as the case may be). The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the Holder. If the Company and the Holder are unable to reach agreement within 10 days after the occurrence of any event requiring valuation in this Section 3.3(a)(v)(5) (the “Valuation Event”), the fair value of such consideration will be determined within five Trading Days after the 10th day following such Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Holder. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company. For the avoidance of doubt, in the event of a transaction provided in this Section 3.3(a)(v)(5), the calculation of the consideration per share for the Secondary Securities shall be as provided in Section 3.3(a)(v)(2) and/or (3), as applicable.

(6)  Record Date. If the Company takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase (as the case may be); provided, however, that, if the Company shall at any time set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or to subscribe for or purchase shares of Common Stock, Options or in Convertible Securities and (A) such dividend is not fully paid or if such distribution is not fully made, or the subscription rights are not fully granted, on the date fixed therefor, the Fixed Conversion Price shall be adjusted pursuant to this Section 3.3(a)(v) as of the time of actual payment of such dividends or distributions or the effectiveness of such subscription rights or (B) the Company shall subsequently rescind or otherwise cancel or determine not to make such dividend or distribution or to grant such subscription rights, then any adjustment to the Fixed Conversion Price made pursuant to this Section 3.3(a)(v) with respect to the fixing of such record date shall be reversed and of no further force or effect as of the date of the Company’s public announcement that it is rescinding or otherwise canceling or determining not making such dividend or distribution or the grant of such subscription rights.

(b)  Fractional Shares. The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share. If any adjustments to the Fixed Conversion Price under this Section 3.3 result in a fractional amount, the fractional amount shall be rounded down to the nearest whole cent.

(c)  No Impairment. The Maker shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Maker, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3.3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holder against impairment. In the event the Holder shall elect to convert this Note as provided herein, the Maker cannot refuse conversion based on any claim that the Holder or anyone associated or affiliated with the Holder has been engaged in any violation of law, violation of an agreement to which the Holder is a party or for any reason whatsoever, unless, an injunction from a court on prior notice, enjoining conversion of this Note shall have issued and the Maker posts a surety bond for the benefit of the Holder as provided in Section 3.2(b).

(d)  Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the Fixed Conversion Price or number of shares of Common Stock issuable upon conversion of this Note pursuant to this Section 3.3, the Maker at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Holder a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Maker shall, upon written request of the Holder, at any time, furnish or cause to be furnished to the Holder a like certificate setting forth such adjustments and readjustments, the applicable Fixed Conversion Price in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of this Note. Notwithstanding the foregoing, the Maker shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent of such adjusted amount.

(e)  Issuance Taxes. The Maker shall pay any and all issuance and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of Common Stock on conversion of this Note pursuant thereto; provided, however, that the Maker shall not be obligated to pay any transfer taxes resulting from any transfer requested by the Holder in connection with any such conversion.

(f)  Reservation of Common Stock. The Maker shall at all times while this Note shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock the Required Minimum of Common Stock (disregarding for this purpose any and all limitations of any kind on such conversion). The Maker shall, from time-to-time, increase the authorized number of shares of Common Stock or take other effective action if at any time the unissued number of authorized shares shall not be sufficient to satisfy the Maker’s obligations under this Section 3.3(f).

(g)  Regulatory Compliance. If any Common Stock to be reserved for the purpose of conversion of this Note requires registration or listing with or approval of any Governmental Authority, national securities exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Maker shall, at its sole cost and expense, in good faith and as expeditiously as possible, secure such registration, listing or approval, as the case may be.

3.4  Rights Upon Fundamental Transaction

(a)  Assumption.  The Company shall not enter into or be party to a Fundamental Transaction unless (i) the Person (which may be the Company) formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been entered into (the “Successor Entity”) assumes in writing all of the obligations of the Company under this Note and the other Transaction Documents in accordance with the provisions of this Section 3.4(a) pursuant to written agreements in form and substance satisfactory to the Holder and approved by the Holder prior to such Fundamental Transaction, including agreements to deliver to the Holder in exchange for the Note a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Note, including, without limitation, having Principal and Interest equal to the Principal then outstanding and any accrued and unpaid Interest thereon (if any) of the Note held by the Holder, having similar conversion rights as the Note and having similar ranking and security to the Note, and satisfactory to the Holder and (ii) the Successor Entity (including its parent entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on any eligible market listed in the definition of Trading Market in the Purchase Agreement. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note and the other Transaction Documents referring to the “Company” or the “Maker” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein.  Upon consummation of a Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion or redemption of this Note at any time after the consummation of such Fundamental Transaction, in lieu of the shares of Common Stock issuable upon the conversion or redemption of the Note prior to such Fundamental Transaction, such shares of the publicly traded common stock (or their equivalent) of the Successor Entity (including its parent entity) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had this Note been converted immediately prior to such Fundamental Transaction (without regard to any limitations on the conversion of this Note), as adjusted in accordance with the provisions of this Note. Notwithstanding the foregoing, the Holder may elect, at its sole option, by delivery of written notice to the Company to waive this Section 3.4(a) to permit the Fundamental Transaction without the assumption of this Note. The provisions of this Section 3.4(a) shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of this Note.

(b)  Other Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to ensure that the Holder will thereafter have the right to receive upon a conversion of this Note, at the Holder’s option, (i) in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Note) or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Note initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion price for such consideration commensurate with the Conversion Price. Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Holder. The provisions of this Section 3.4(b) shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of this Note.

(c)  Prepayment Following a Change of Control. No later than 15 days following the entry by the Company into an agreement for a Change of Control but in no event prior to the public announcement of such Change of Control, the Maker shall deliver written notice describing the entry into such agreement (“Notice of Change of Control”) to the Holder. Within 15 days after receipt of a Notice of Change of Control, the Holder may require the Maker to prepay, effective immediately prior to the consummation of such Change of Control, an amount equal to 120% of the sum of (x) the outstanding Principal of this Note, (y) and any accrued and unpaid Interest thereon (if any) and (z) any other amounts due under this Note (if any) (the “COC Repayment Price”), by delivering written notice thereof (“Notice of Prepayment at Option of Holder Upon Change of Control”) to the Maker.

(d)  Payment of COC Repayment Price. Upon the Maker’s receipt of a Notice(s) of Prepayment at Option of Holder Upon Change of Control from the Holder, the Maker shall deliver the COC Repayment Price to the Holder immediately prior to the consummation of the Change of Control; provided, that the Holder’s original Note shall have been so delivered to the Maker.

3.5  Inability to Fully Convert.

(a)  Holder’s Option if Maker Cannot Fully Convert. If, upon the Maker’s receipt of a Conversion Notice or as otherwise required under this Note, including with respect to repayment of Principal and any accrued and unpaid Interest thereon (if any) in Common Stock as permitted under this Note, the Maker cannot issue Common Stock for any reason, including, without limitation, because the Maker (x) does not have a sufficient number of shares of Common Stock authorized and available, (y) is precluded from issuing Conversion Shares due to the Maximum Percentage or failure to obtain Shareholder Approval in accordance with the Rules of the Trading Market, or (z) is otherwise prohibited by applicable law or by the rules or regulations of any national securities exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Maker or any of its securities from issuing all of the shares of Common Stock which are to be issued to the Holder pursuant to this Note, then the Maker shall issue as many shares of Common Stock as it is able to issue and, with respect to the unconverted portion of this Note or with respect to any Common Stock not timely issued in accordance with this Note, the Holder, solely at Holder’s option, can elect to:

(i)  require the Maker to prepay that portion of this Note for which the Maker is unable to issue Common Stock or for which Common Stock were not timely issued (the “Mandatory Prepayment”) at a price equal to the number of shares of Common Stock that the Maker is unable to issue multiplied by the higher of (A) the Fixed Conversion Price and (B) the VWAP as of the date of the Conversion Notice (the “Mandatory Prepayment Price”);

(ii)  void its Conversion Notice and retain or have returned, as the case may be, this Note that was to be converted pursuant to the Conversion Notice (provided that the Holder’s voiding its Conversion Notice shall not affect the Maker’s obligations to make any payments which have accrued prior to the date of such notice); or

(iii)  defer issuance of the applicable Conversion Shares until such time as the Maker can legally issue such shares; provided that the Principal and any accrued and unpaid Interest and other sums due thereon (if any) underlying such Conversion Shares shall remain outstanding until the delivery of such Conversion Shares; and provided, further, that if the Holder elects to defer the issuance of the Conversion Shares, it may exercise its rights under either clause (i) or (ii) above at any time prior to the issuance of the Conversion Shares upon two Trading Days’ notice to the Maker.

(b)  Mechanics of Fulfilling Holder’s Election. The Maker shall immediately send to the Holder, upon receipt of a Conversion Notice from the Holder, which cannot be fully satisfied as described in Section 3.5(a) above, a notice of the Maker’s inability to fully satisfy the Conversion Notice (the “Inability to Fully Convert Notice”). Such Inability to Fully Convert Notice shall indicate (i) the reason why the Maker is unable to fully satisfy the Holder’s Conversion Notice; and (ii) the amount of this Note which cannot be converted. The Holder shall notify the Maker of its election pursuant to Section 3.5(a) above by delivering written notice to the Maker (“Notice in Response to Inability to Convert”).

(c)  Payment of Mandatory Prepayment Price. If the Holder shall elect to have its Note prepaid pursuant to Section 3.5(a)(i) above, the Maker shall pay the Mandatory Prepayment Price to the Holder within five Trading Days of the Maker’s receipt of the Holder’s Notice in Response to Inability to Convert; provided that prior to the Maker’s receipt of the Holder’s Notice in Response to Inability to Convert the Maker has not delivered a notice to the Holder stating, to the satisfaction of the Holder, that the event or condition resulting in the Mandatory Prepayment has been cured and all Conversion Shares issuable to the Holder can and will be delivered to the Holder in accordance with the terms of this Note. If the Maker shall fail to pay the applicable Mandatory Prepayment Price to the Holder on the date that is two Trading Days following the Maker’s receipt of the Holder’s Notice in Response to Inability to Convert, in addition to any remedy the Holder may have under this Note and the Purchase Agreement, such unpaid amount shall bear interest at the rate of 2% per month (prorated for partial months) until paid in full. Until the full Mandatory Prepayment Price is paid in full to the Holder, the Holder may (i) void the Mandatory Prepayment with respect to that portion of the Note for which the full Mandatory Prepayment Price has not been paid and (ii) receive back such Note.

(d)  Purchase Rights. If at any time the Company grants, issues or sells any Options, other Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the record holders of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note and assuming for such purpose that the Note was converted at the Applicable Conversion Price as of the applicable record date) immediately prior to the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Purchase Right to the extent of the Maximum Percentage (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Purchase Right (and beneficial ownership) to the extent of any such excess) and such Purchase Right to such extent shall be held in abeyance (and, if such Purchase Right has an expiration date, maturity date or other similar provision, such term shall be extended by such number of days held in abeyance, if applicable) for the benefit of the Holder until such time or times, if ever, as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right held similarly in abeyance (and, if such Purchase Right has an expiration date, maturity date or other similar provision, such term shall be extended by such number of days held in abeyance, if applicable)) to the same extent as if there had been no such limitation).

(e)  No Rights as Shareholder. Nothing contained in this Note shall be construed as conferring upon the Holder, prior to the conversion of this Note, the right to vote or to receive dividends or to consent or to receive notice as a shareholder of the Company in respect of any meeting of shareholders for the election of directors of the Maker or of any other matter, or any other rights as a shareholder of the Maker.

ARTICLE 4

4.1  Covenants. For so long as any Principal of this Note remains outstanding, unless Holder has otherwise given prior written consent, the Company shall be bound by the following covenants:

(a)  Rank. Except as otherwise provided with respect to Permitted Indebtedness held by the Current Lender or issued to the A/R Lender or any Additional Note upon issuance, all payments due under this Note shall rank senior to all other Indebtedness of the Company and its Subsidiaries. The Company shall terminate the Liend held by the Current Lender and enter into a new factoring facility with an A/R Lender, on terms and conditions reasonably acceptable to the Holder, within 90 days of the Original Issuance Date.

(b)  Incurrence of Indebtedness. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, incur or guarantee or assume any Indebtedness, other than (i) this Note and any Additional Note upon issuance, and (ii) Permitted Indebtedness.

(c)  Existence of Liens. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest, deed of trust, or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries (collectively, “Liens”) other than Permitted Liens.

(d)  Restricted Payments. Except as otherwise provided for in this Note or the other Transaction Documents, the Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, prepay, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness (other than the Note and any Additional Note) whether by way of payment in respect of principal of (or premium, if any) or Interest on, such Indebtedness if at the time such payment is due or is otherwise made or, after giving effect to such payment, (i) an event constituting an Event of Default has occurred and is continuing or (ii) an event that with the passage of time and without being cured would constitute an Event of Default has occurred and is continuing.

(e)  Restriction on Prepayment and Cash Dividends. At any time that an Event of Default exists and is continuing under this Note, the Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, prepay, repurchase or declare or pay any cash dividend or other distribution on any of its capital stock excluding any intercompany transfers.

(f)  Restriction on Transfer of Assets. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, sell, lease, license, assign, transfer, spin-off, split-off, convey or otherwise dispose of any assets or rights of the Company or any Subsidiary owned or hereafter acquired whether in a single transaction or a series of related transactions, other than (i) sales, leases, licenses, assignments, transfers, conveyances and other dispositions of such assets or rights by the Company and its Subsidiaries in the ordinary course of business consistent with its past practice, (ii) sales of inventory and products in the ordinary course of business, and (iii) sales of unwanted or obsolete assets.

(g)  Preservation of Existence, Etc. The Company shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its material Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

(h)  Maintenance of Properties, Etc. The Company shall maintain and preserve, and cause each of its material Subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its material Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

(i)  Maintenance of Intellectual Property. The Company will, and will cause each of its material Subsidiaries to, take all action necessary or advisable to maintain all of the rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, original works of authorship, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights and all applications and registrations therefor of the Company and/or any of its Subsidiaries, in each case that are necessary or material to the conduct of its business in full force and effect.

(j)  Maintenance of Insurance. The Company shall maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally by companies in similar businesses similarly situated. Within 30 days of the Original Issuance Date, the Company shall have in effect a directors and officers liability insurance policy in an amount at least equal to $3,000,000, and maintain such insurance policy at all times.

(k)  Transactions with Affiliates. The Company shall not, nor shall it permit any of its Subsidiaries to, enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof.

(l)  Use of Proceeds. The Maker shall use the proceeds of this Note as set forth in the Purchase Agreement.

(m)  Operation of Business. The Company shall operate its business in the ordinary course consistent with past practices.

(n)  Compliance with Transaction Documents. The Maker shall, and shall cause its Subsidiaries to, comply with its obligations under this Note and the other Transaction Documents.

(o)  Payment of Taxes, Etc. The Maker shall, and shall cause each of its Subsidiaries to, promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of the Maker and the Subsidiaries, except for such failures to pay that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if the Maker or such Subsidiaries shall have set aside on its books adequate reserves with respect thereto, and provided, further, that the Maker and such Subsidiaries will pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefor.

(p)  Variable Rate Transactions. From the Original Issuance Date until the 18-month anniversary of the Original Issuance Date, the Company shall not enter into any Variable Rate Transactions, except as otherwise permitted under the Purchase Agreement.

4.2  Option of the Holder. In connection with the number of Trading Days referred to in Sections 3.1(b), 3.1(c) 3.3(a)(i), 5.11(c) and 5.11(ww) of this Note, the Holder shall have the option to add the number of Trading Days for which a temporary “chill” has been in effect as specified in the Purchase Agreement. This Section 4.2 and any election by the Holder shall not be deemed to modify the Events of Default.

4.3  Subsidiary Guaranty. If the Company organizes or acquires a new Subsidiary, the Company shall pledge the equity interests of such Subsidiary to secure this Note no later than 15 Trading Days after such organization or acquisition, and shall cause the new Subsidiary to guarantee this Note pursuant to a Subsidiary Guarantee reasonably acceptable to the Holder and become a party to the Security Agreement (including the delivery of the pledged securities) within such period.

ARTICLE 5

5.1  Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section 5.1 prior to 5:00 p.m. (New York, N.Y time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section 5.1 on a day that is not a Trading Day or later than 5:00 p.m. (New York, N.Y. time) on any date and earlier than 11:59 p.m. (New York, N.Y. time) on such date, (c) the Trading Day following the date of delivery to a carrier , if sent by U.S. nationally recognized overnight courier service next Trading Day delivery, or (d) upon actual receipt by the party to whom such notice is required to be given. The addresses for notice shall be as set forth in the Purchase Agreement.

5.2  Governing Law. This Note shall be governed by and construed in accordance with the Purchase Agreement. This Note shall not be interpreted or construed with any presumption against the party causing this Note to be drafted.

5.3  Headings. Article and section headings in this Note are included herein for purposes of convenience of reference only and shall not constitute a part of this Note for any other purpose.

5.4  Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity (including, without limitation, a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit the Holder’s right to pursue actual damages for any failure by the Maker to comply with the terms of this Note. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Maker (or the performance thereof). The Maker acknowledges that a breach by it of its obligations hereunder will cause irreparable and material harm to the Holder and that the remedy at law for any such breach would be inadequate. Therefore, the Maker agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available rights and remedies, at law or in equity, to seek equitable relief, including but not limited to an injunction restraining any such breach or threatened breach, without the necessity of pleading and proving irreparable harm or lack of an adequate remedy at law and without any bond or other security being required.

5.5  Enforcement Expenses. The Maker agrees to pay all costs and expenses of the Holder in enforcing or exercising its rights under this Note, including, without limitation, reasonable attorneys’ fees and expenses and the fees and expenses of any expert witnesses.

5.6  Binding Effect. The obligations of the Maker set forth herein shall be binding upon its successors and assigns, whether or not such successors or assigns are permitted by the terms herein.

5.7  Amendments; Waivers. Except for Section 3.2(e), which may not be amended, modified or waived by the Company or the Holder except as expressly set forth therein, no provision of this Note may be waived or amended except in a written instrument signed by the Company and the Holder. No waiver of any default with respect to any provision, condition or requirement of this Note shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of the Holder to exercise any right hereunder in any manner impair the exercise of any such right.

5.8  Compliance with Securities Laws. The Holder of this Note acknowledges that this Note is being acquired solely for the Holder’s own account and not as a nominee for any other party, and for investment, and that the Holder shall not offer, sell or otherwise dispose of this Note in violation of applicable securities laws. This Note and any Note issued in substitution or replacement therefor shall be stamped or imprinted with a legend in substantially the form as the legend on the face of this Note.

5.9  Exclusive Jurisdiction; Venue. Any action, proceeding or claim arising out of, or relating in any way to, this Agreement shall be brought and enforced as provided in the Purchase Agreement.

5.10  Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

5.11  Maker Waivers. Except as otherwise specifically provided herein, the Maker and all others that may become liable for all or any part of the obligations evidenced by this Note, hereby waive presentment, demand, notice of nonpayment, protest and all other demands’ and notices in connection with the delivery, acceptance, performance and enforcement of this Note, and do hereby consent to any number of renewals of extensions of the time or payment hereof and agree that any such renewals or extensions may be made without notice to any such persons and without affecting their liability herein and do further consent to the release of any Person liable hereon, all without affecting the liability of the other persons, firms or the Maker liable for the payment of this Note, and do hereby waive the right to a trial by jury.

5.12  Transferability. Subject to compliance with any applicable securities laws, this Note and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Note at the principal office of the Company or its designated agent and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Note or Notes in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Note evidencing the portion of this Note not so assigned, and this Note shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Note to the Company unless the Holder has assigned this Note in full, in which case, the Holder shall surrender this Note to the Company within three Trading Days of the date the Holder delivers an assignment form to the Company assigning this Note in full. The Note, if properly assigned in accordance herewith, may be converted by a new holder for the issuance of Conversion Shares without having a new Note issued.

5.13  Definitions. Capitalized words and phrases used herein and not defined shall have the meanings set forth in the Purchase Agreement. For the purposes hereof, the following words and phrases shall have the following meanings.

(a)  “Additional Note” means a Note the Maker may issue the Holder upon the Holder lending the Maker additional funds in, and subject to the other applicable terms and conditions of, the Second Tranche and the Third Tranche (as each term is defined in the Purchase Agreement).

(b)  “Adjustment Right” means any right granted with respect to any securities issued in connection with, or with respect to, any issuance or sale (or deemed issuance or sale in accordance with Section 3) of shares of Common Stock (other than rights of the type described in Section 3.5(d)) that could result in a decrease in the net consideration received by the Company in connection with, or with respect to, such securities (including, without limitation, any cash settlement rights, cash adjustment or other similar rights).

(c)  “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that “control” of a Person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

(d)  “Alternative Conversion Price” means the lower of (i) the Conversion Price, as adjusted, or (ii) 80% of the lowest daily VWAP in the 10 Trading Days immediately preceding the applicable Conversion Date, provided, however, that if any Alternative Conversion Price under this definition results in a fractional amount, the fractional amount shall be rounded down to the nearest whole cent.

(e)  “Applicable Conversion Price” has the meaning contained in Section 3.1(c)

(f)  “Applicable Price” has the meaning contained in Section 3.3(a)(v).

(g)  “Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Original Issuance Date, directly or indirectly managed or advised by the Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of the Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with the Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Company’s Common Stock would or could be aggregated with the Holder’s and the other Attribution Parties for purposes of Section 13(d) of the Exchange Act.  For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.

(h)  “Buy-In” has the meaning contained in Section 3.2(c)

(i)  “Buy-In Price” has the meaning contained in Section 3.2(c)

(j)  “Buy-In Payment Amount” has the meaning contained in Section 3.2(c)

(k)  “Change of Control” means any Fundamental Transaction other than (i) any merger of the Company or any of its, direct or indirect, wholly-owned Subsidiaries with or into each other, (ii) any reorganization, recapitalization or reclassification of the shares of Common Stock in which holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, are, in all material respects, the holders of the voting power of the surviving entity (or entities with the authority or voting power to elect the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities) after such reorganization, recapitalization or reclassification, or (iii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or any of its Subsidiaries.

(l)  “COC Repayment Price” has the meaning contained in Section 3.4(c).

(m)  “Common Stock” shall have the meaning as defined in the Purchase Agreement, and for the purposes of this Note, shall also refer to Conversion Shares unless otherwise apparent from the context.

(n)  “Company” has the meaning contained on page 1 of this Note.

(o)  “Conversion Amount” has the meaning contained in Section 3.1(a).

(p)  “Conversion Date” has the meaning contained in Section 3.1(a).

(q)  “Conversion Failure” has the meaning contained in Section 3.2(c).

(r)  “Conversion Notice” has the meaning contained in Section 3.1(a).

(s)  “Conversion Price” has the meaning contained in Section 3.1(b).

(t)  “Conversion Shares” has the meaning contained in Section 3.2(a). In this Note, the use of Common Stock shall also refer to Conversion Shares unless otherwise apparent from the context.

(u)  “Convertible Securities” means any stock or other security (other than Options) that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock.

(v)  “Corporate Event” has the meaning contained in Section 3.4(b).

(w)  “Default Interest” has the meaning contained in Section 1.2

(x)  “Default Interest Payment Date” has the meaning contained in Section 1.2.

(y)  “Dilutive Issuance” has the meaning contained in Section 3.3(a)(v).

(z)  “Dilutive Issuance Price” has the meaning contained in Section 3.3(a)(v).

(aa)  “DTC” has the meaning contained in Section 3.2(a).

(bb)  “Equity Conditions” means, as of any given date of determination, all of the following have been met: (a) the Company has complied with all of the conversion and other provisions of the Notes and related Transaction Documents; (b) the Company shall be current in filing required reports with the SEC and there is no pending extension under Rule 12b-25 of the Exchange Act; (c) the Notes shall not otherwise be in default or an Event of Default shall not have occurred; (d) the Common Stock has not been subject to a trading suspension by the SEC or the Trading Market or been delisted by the Trading Market nor shall delisting or suspension by the Trading Market have been threatened or reasonably likely to occur or pending as evidenced by a writing issued by the Trading Market, nor shall the Company have received notice from its Trading Market of delisting or non-compliance with the rules, regulations and continued listing standards thereof even if subject to cure; (e) the Company’s Common Stock must be DWAC Eligible; (f) the Common Stock shall have not been subject to a “chill” or similar event imposed by The Depository Trust Co.; (g) the Company has met each delivery deadline in connection with prior conversions of the Notes; (h) the Company has complied with all Transaction Documents in all respects; (i) the Company shall not have engaged in the sale of any securities under Section 3(a)(10) of the Securities Act; (j) the Holder shall not be in possession of any material, non-public information provided to it by the Company, any of its Subsidiaries or any of their respective affiliates, employees, officers, representatives, agents or attorneys (except, with respect to a Closing hereunder, where such material, non-public information will be disclosed to the public no later than 9:00 a.m. (New York, N.Y. time) on the Trading Day immediately following the date of such Closing); (k) (i) for the Second Tranche Closing, the Resale Registration Statement covering the First Tranche Underlying Shares, has been filed and declared effective and the prospectus contained in such Resale Registration Statement complies with Sections 5(b) and 10 of the Securities Act (and the Company shall have no knowledge of any fact that would reasonably be expected to cause such prospectus thereunder to not be true and correct or to contain any untrue statement of a material fact or to omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading) and (ii) for the Third Tranche Closing, the Resale Registration Statement covering the Second Tranche Underlying Shares, has been filed and declared effective and the prospectus contained in such Resale Registration Statement complies with Sections 5(b) and 10 of the Securities Act (and the Company shall have no knowledge of any fact that would reasonably be expected to cause such prospectus thereunder to not be true and correct or to contain any untrue statement of a material fact or to omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading); (l) any shares of Common Stock underlying the Notes to be issued in connection with the event requiring determination may be issued in full without violating the rules or regulations of the Trading Market; (m) the Company has available shares of Common Stock as necessary to issue all Underlying Shares; (n) no bona fide material dispute shall exist, by and between any of holder of the Notes and the Company, the Trading Market and/or the Financial Industry Regulatory Authority with respect to any term or provision of any Note or any other Transaction Document; (o) the Company shall be in compliance with all SEC regulations and all listing requirements of the Trading Market; (p) in the case of a Monthly Payment pursuant to Section 1.3 or Conversion pursuant Section 3.1 only, the average daily trading volume for the Common Stock on the principal Trading Market for the 10 consecutive Trading Days prior to the applicable Monthly Payment date exceeds 50% of the amount of Common Stock that is proposed to be paid by the Company in respect of such Monthly Payment; (q) there has been an average daily trading volume for the past 20 Trading Days of at least $100,000; (r) the market capitalization of the Company as reported on Bloomberg (or other Person such as the Trading Market) is at least $30 million, and (s) the closing price of the Common Stock on the prior Trading Day is not less than the Floor Price as in effect as of the Original Issuance Date.

(cc)  “Event Market Price” has the meaning contained in Section 3.3(a)(i).

(dd)  “Event of Default” has the meaning contained in Section 2.1.

(ee)  “Excess Shares” has the meaning contained in Section 3.2(e)

(ff)  “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(gg)  “FAST” has the meaning contained in Section 3.2(a).

(hh)  “Fixed Conversion Price” has the meaning contained in Section 3.1(b)

(ii)  “Floor Price” means $2.16; provided, that the Company may lower the Floor Price at any time upon written notice to the Holder; provided, further, that any such reduction shall only be effective on any given date, if notice of such reduction is delivered by the Company to the Holder prior to 9:30 a.m. (New York, N.Y. time) on such given date (and any such notice delivered after 9:30 a.m. (New York, N.Y. time) on such given date, shall be effective at 9:30 a.m. (New York, N.Y. time) on the Trading Day immediately following such given date (unless otherwise agreed to in writing by the Holder and the Company, which may be an e-mail).

(jj)  “Fundamental Transaction” means (A) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X) to one or more Persons, or (iii) make, or allow one or more Persons to make, or allow the Company to be subject to or have its Common Stock be subject to or party to one or more Persons making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50% of the outstanding shares of Common Stock, (y) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Persons making or party to, or Affiliated with any Person or group of Persons making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of shares of Common Stock such that all Persons making or party to, or Affiliated with any Person making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Common Stock, or (iv) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Persons whereby all such Persons, individually or in the aggregate, acquire, either (x) at least 50% of the outstanding shares of Common Stock, (y) at least 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Persons making or party to, or Affiliated with any Person making or party to, such stock purchase agreement or other business combination were not outstanding; or (z) such number of shares of Common Stock such that the Persons become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Common Stock, or (v) reorganize, recapitalize or reclassify its Common Stock, (B) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Person individually or the Persons in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock, (y) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock not held by all such Persons as of the date of this Note calculated as if any shares of Common Stock held by all such Persons were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Company sufficient to allow such Persons to effect a statutory short form merger or other transaction requiring other shareholders of the Company to surrender their shares of Common Stock without approval of the shareholders of the Company or (C) directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.

(kk)  “Governmental Authority” means the government of the United States, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

(ll)  “Group” means a “group” as that term is used in Section 13(d) of the Exchange Act and as defined in Rule 13d-5 thereunder.

(mm)  “Holder” has the meaning contained on page 1 of this Note.

(nn)  “Inability to Fully Convert Notice” has the meaning contained in Section 3.5(b).

(oo)  “Indebtedness” shall have the meaning in the Purchase Agreement.

(pp)  “Interest” has the meaning contained in Section 1.2.

(qq)  “Liens” has the meaning contained in Section 4.1(c).

(rr)  “Liquidation Event” has the meaning contained in Section 1.9.

(ss)  “Maker” has the meaning contained on page 1 of this Note.

(tt)  “Mandatory Default Amount” means an amount equal to 120% (or in the event of a Delisting Default or a Restatement Default, 130%) of the sum of (x) the outstanding Principal of this Note on the date on which the first Event of Default has occurred hereunder, (y) any accrued and unpaid Interest thereon, if any, and (z) any other sums due under this Note.

(uu)  “Mandatory Prepayment” and “Mandatory Prepayment Price” have the meaning contained in Section 3.5(a)(i).

(vv)  “Market Price” means the average of the two lowest closing bid prices of the Common Stock on the Trading Market for the 10 consecutive Trading Days ending on the Trading Day that is immediately prior to the applicable date of determination.

(ww)  “Maturity Date” has the meaning contained on page 1 of this Note.

(xx)  “Maximum Percentage” has the meaning contained in Section 3.2(e).

(yy)  “Note” has the meaning contained on page 1 of this Note.

(zz)  “Notes” means this Note and any Additional Note(s) (if and when issued).

(aaa)  “Notice in Response to Inability to Convert” has the meaning contained in Section 3.5(b).

(bbb)  “Notice of Change of Control” has the meaning contained in Section 3.4(a).

(ccc)  “Notice of Prepayment at Option of Holder Upon Change of Control” has the meaning contained in Section 3.4(c).

(ddd)  “Permitted Indebtedness” means the Indebtedness evidenced by this Note and any Additional Note when issued, and up to a total of $100,000 in the aggregate of the following: (i) Indebtedness described on any Disclosure Schedule attached hereto; (ii) Indebtedness incurred solely for the purpose of financing the acquisition or lease of any equipment, including capital lease obligations with no recourse other than to such equipment; (iii) Indebtedness owing to the Current Lender which shall be terminated within 90-days of the First Tranche Closing Date; and (iv) any Indebtedness owed to an A/R Lender, which is permitted under an Intercreditor Agreement by and among, the Company, the Holder and the A/R Lender.

(eee)  “Permitted Liens” means (i) Liens under the Transaction Documents, (ii) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (iii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iv) all Liens under that certain UCC-1 Financing Statement filed on February 2, 2022 in favor of the Current Lender which UCC-1 Financing Statement shall be terminated within 90-days of the Original Issuance Closing Date; and (v) Liens in favor of an A/R Lender that is limited to accounts receivables of the Company and which A/R Lender is a party to an Intercreditor Agreement with the Company and the Holder which Intercreditor Agreement is reasonably satisfactory to the Holder.

(fff)  “Primary Security” has the meaning contained in Section 3.3(a)(v)(5).

(ggg)  “Principal” has the meaning contained on page 1 of this Note.

(hhh)  “Purchase Agreement” has the meaning contained in Section 1.1.

(iii)  “Purchase Rights” has the meaning contained in Section 3.5(d).

(jjj)  “Reported Outstanding Share Number” has the meaning contained in Section 3.2 (e).

(kkk)  “Required Minimum” shall have the meaning contained in the Purchase Agreement.

(lll)  “SEC” means the United States Securities and Exchange Commission or the successor thereto.

(mmm)    “Secondary Securities” has the meaning contained in Section 3.3(a)(v)(5).

(nnn)  “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

(ooo)  “Security Agreement” has the meaning contained in the third paragraph on page 1.

(ppp)  “Share Delivery Date” has the meaning contained in Section 3.2(a).

(qqq)  “Shareholder Approval” shall have the meaning contained in the Purchase Agreement.

(rrr)  “Standard Settlement Period” has the meaning contained in Section 2.1(f).

(sss)  “Subsidiary” shall have the meaning contained in the Purchase Agreement.

(ttt)  “Successor Entity” has the meaning contained in Section 3.4(a).

(uuu)  “Trading Day” means a day on which the Common Stock are traded on a Trading Market for at least 4.5 hours.

(vvv)  “Trading Market” has the meaning contained in the Purchase Agreement.

(www)  “Transaction Documents” has the meaning contained in the Purchase Agreement.

(xxx)  “Transfer Agent” has the meaning contained in Section 3.2 (a).

(yyy)  “Underlying Shares” has the meaning contained in the Purchase Agreement.

(zzz)  “Variable Rate Transactions” has the meaning contained in the Purchase Agreement.

(aaaa)  “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on the Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (or other Person such as the Trading Market) (based on a Trading Day from 9:30 a.m. (New York, N.Y. time) to 4:02 p.m. (New York, N.Y. time)), (b) if the Common Stock is traded on OTCQB or OTCQX, the volume weighted average sales price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock is then reported in the “Pink Open Market” or successor operated by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent broker-dealer selected in good faith by the Holder and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

[Signature Page Follows]

1

IN WITNESS WHEREOF, the Maker has caused this Note to be duly executed by its duly authorized officer as of the date first above indicated.

Healthcare Triangle, Inc.

By:

Name: Thyagarajan Ramachandran

Title: Chief Financial Officer

2

EXHIBIT A

FORM OF CONVERSION NOTICE

(To be Executed by the Holder in order to Convert the Note)

The undersigned hereby irrevocably elects to convert $ ________________ of the Principal of Note No. ___ into shares of Common Stock of Healthcare Triangle, Inc. (the “Maker”) according to the terms and conditions set forth in the aforementioned Note, as of the date written below.

Date of Conversion:

Conversion Amount:

Applicable Conversion Price:

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder on the Conversion Date:

Number of shares of Common Stock to be issued:

[HOLDER]

By:

Name:

Title:

Address:

3